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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           RHYTHMS NETCONNECTIONS INC.

                         (Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware)

     Rhythms NetConnections Inc. (the "CORPORATION"), a corporation organized and existing under the General Corporation Laws of the State of Delaware (the "GENERAL CORPORATION LAW"),

     DOES HEREBY CERTIFY:

     FIRST: That the Corporation was originally incorporated in Delaware under the name Accelerated Connections, Inc., on February 27, 1997. On April 8, 1999, the Corporation filed its Restated Certificate of Incorporation under the name of Rhythms NetConnections Inc. (the "RESTATED CERTIFICATE"). The Restated Certificate became effective April 12, 1999.

     SECOND: This Certificate of Amendment was duly adopted by unanimous written consent of the members of the board of directors of the Corporation and by the shareholders in accordance with the provisions of Sections 141 and 242 of the General Corporation Law and it amends and restates provisions of the Restated Certificate.

     THIRD: Article IV, Section (A), of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

          "(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par valued of $0.001 per share. The total number of shares of Common Stock which the Corporation is authorized to issue is Two Hundred Fifty Million shares (250,000,000), and the total number of shares of Preferred Stock which the Corporation is authorized to issue is Ten Million shares (10,000,000), of which one million (1,000,000) shares shall be designated Series 1 Junior Participating Preferred Stock (the "Series 1 Preferred Stock") and the remaining shares shall be undesignated as to series."

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     IN WITNESS WHEREOF, this Certificate of Amendment of the Restated
Certificate has been subscribed to this 26th day of May, 2000, by the undersigned who certifies that the statements made herein are true and correct.


                                       RHYTHMS NETCONNECTIONS INC.


                                       By: /s/ John W. Braukman
                                          --------------------------------
                                       Name (Print): John W. Braukman
                                                    ----------------------
                                       Title: Chief Financial Officer
                                             -----------------------------